Exhibit 10.4

DATED JULY 6, 2010

BETWEEN

VALENCIA DRILLING CORPORATION

and

VANTAGE DRILLING COMPANY

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT is dated July 6, 2010

PARTIES

(1)

VALENCIA DRILLING CORPORATION, a corporation organised under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960 (the “Buyer”).

(2)

VANTAGE DRILLING COMPANY, an exempted company incorporated with limited liability under the laws of the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Seller”).

BACKGROUND RECITALS

(A)	The Seller is the legal and beneficial owner of the Option Shares and has agreed to enter into a call option in favour of the Buyer on the terms of this Agreement.

(B)	The Company is incorporated with limited liability under the laws of the Cayman Islands and its registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(C)	This Call Option Agreement has been executed concurrently with the completion and closing of the Share Sale and Purchase Agreement dated as of July 6, 2010, between F3 Captial and Seller.

AGREED TERMS. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Agreement: means this Call Option Agreement dated as of July 6, 2010, between Seller and Buyer.

Builder: means Daewoo Shipbuilding and Marine Engineering Co. Ltd.

Business Day: a day (other than a Saturday, Sunday or public or national holiday) when banks in London, UK and Houston, Texas are open for business.

Company: Vantage Deepwater Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Completion: the completion of the exercise of the Option and the sale of the Option Shares, including the payment of all required consideration and the delivery of the certificates evidencing the Option Shares, all as described in clause 6.

Consideration: the purchase price for the Option Shares payable by the Buyer on Completion as set out in clause 5.

Construction Management Agreement: Agreement to Perform Construction Management Services in respect of drillship with hull number 3602 between Valencia and Titanium Explorer Company.

Drilling Contract: the drilling contract dated 4 February 2009 between Petrobras Venezuela Investments & Services B.V. and the Company in respect of drilling services to be performed by the Vessel.

Escrow Agent: JP Morgan Chase Bank N.A.

Escrow Agreement: the escrow agreement in respect of the Option Shares, to be entered into on the date of this Agreement in the form set out in the Schedule.

Exercise Notice: the written notice given by the Buyer in accordance with clause 4.1.

Lapse Date: a date to be ascertained by taking the date of scheduled delivery of the Vessel by the Builder (the “Delivery Date”) and working back from the Delivery Date for a period that is equal to the period of time between Seller obtaining financing for Hull 3601 and the delivery of Hull 3601 by the Builder.

Management Agreement: the management agreement dated March 2009 between Valencia and the Company pursuant to which the Company agreed to operate the Vessel on behalf of Valencia Drilling Corporation.

Option: the option granted in favour of the Buyer by the Seller pursuant to clause 2.

Option Shares: the one registered share of US$1.00 in the capital of the Company legally and beneficially owned by the Seller and any other shares, stock or securities referred to in clause 7.

Parties: means Seller and Buyer.

Performance Guarantee: means the guarantee given by Seller as required under the terms of the Drilling Contract.

Reorganisation: in relation to the Company, any issue by way of capitalisation of profits or reserves or by way of rights and any consolidation or sub-division or reduction of capital or capital dividend or other reconstruction or adjustment relating to the equity share capital (or any shares, stock or securities derived therefrom) and any other amalgamation, arrangement, reconstruction or compromise affecting the share capital (or any shares, stock or securities derived therefrom).

Substantial Financing: committed debt financing provided to Buyer by a bank or other financial institution not affiliated with Seller or Buyer, in an amount exceeding the difference between (a) US$125,000,000 and (b) the amount that Buyer has paid towards or associated with the construction of the Vessel (including any equity payments made to the Builder, any payments made in respect of equipment for the Vessel, any payments made pursuant to the Construction Management Agreement, any miscellaneous overhead costs and expenses associated with the construction of the Vessel – such miscellaneous overhead costs and expenses not to cumulatively total more that US$1,000,000 – and any other direct or indirect costs associated with the construction of the Vessel), for the purpose of constructing and outfitting the Vessel.

Valencia: Valencia Drilling Corporation, a Marshall Islands corporation.

Vessel: the ultra deepwater drillship known as the “Dragon Quest” with the builder’s hull number 3602

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3

A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality), partnership (limited or general), limited liability company, business trust or association.

1.4	The schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules.

1.5	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.6	A reference to one gender shall include a reference to the other genders.

1.7	Words in the singular shall include the plural and vice versa.

1.8

A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.9	Writing or written includes faxes but not e-mail.

1.10

Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words “without limitation” following them. The words other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.11	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

2	GRANT OF THE OPTION

2.1

In consideration of the payment of US$1.00 by the Buyer to the Seller (receipt of which is hereby acknowledged by the Seller), the Seller grants to the Buyer an option to purchase all of the Option Shares on the terms set out in this Agreement.

2.2	The Option Shares shall be sold with full title guarantee free from all liens, charges and encumbrances and with all rights attached to them at the date of Completion.

3	OPTION PERIOD

3.1

The Option may be exercised on the earlier to occur of (i) the Vessel construction has been completed and outfitted with all equipment necessary for its performance of the Drilling Contract, and the Vessel has been delivered to Valencia, all as evidenced by a Certificate of Acceptance delivered to Seller, and (ii) a Substantial Financing being executed (with the Parties acknowledging hereby that Completion will be effected concurrently with the draw down by the Buyer of the proceeds of a Substantial Financing); provided, however, that in order to exercise the Option in accordance with this Section 3.1, all amounts due and owing (including without limitation fees, expenses and pre-funding requirements) by Buyer or any of Buyer’s affiliates to Seller or any of Seller’s affiliates in respect of any agreement between such parties pertaining to the Vessel, including without limitation the Management Agreement and the Construction Management Agreement, must have first been paid and satisfied in full. To the extent the Option has not previously been exercised by Buyer, if (a) the Option is otherwise not exercised on or before the Lapse Date, (b) a default or event of default arising from the act or omission of Valencia occurs under any agreement, including any loan or credit agreement, security agreement, ship mortgage, fleet mortgage or other agreement pertaining to the financing of the Vessel, and it remains uncured for 30 days, (c) a default or event of default arising from the act or omission of Valencia occurs under any agreement between the Builder and Valencia (or any affiliate thereof) pertaining to the construction of the Vessel in relation to payment or which will delay the contractual delivery date of the Vessel, and it remains uncured for 30 days, or (d) demand is made for payment under the Performance Guarantee in respect of a breach caused by Valencia, then the Option shall terminate and be without further force or effect as of the date any of the foregoing events described in clauses (a) through (d) first occurred, and the Escrow Agreement shall be deemed terminated at the request of both Seller and Buyer.

3.2

For the purposes of clause 3.1, the date of exercise of the Option is the date on which the Buyer serves the Exercise Notice on the Seller and not the date on which the Seller is deemed to receive the Exercise Notice in accordance with clause 16.

3.3

Upon the execution hereof, (i) the Seller and the Buyer shall execute and deliver to the Escrow Agent the Escrow Agreement, (ii) Seller and Buyer shall each pay when due from time to time for the duration of the Escrow Agreement 50% of the escrow fees, and (iii) Seller shall deposit the Option Shares with the Escrow Agent pursuant to the Escrow Agreement.

4	EXERCISE

4.1

The Option shall be exercised only by the Buyer giving the Seller an Exercise Notice in accordance with clause 16, but subject to clause 3.1, which provides conditions precedent to the exercise of the Option. The Exercise Notice, to be effective, must:

4.1.1	state the date on which the Exercise Notice is given;

4.1.2	provide a statement to the effect that the Buyer is exercising the Option;

4.1.3	state a date, which is no less than five and no more than 15 Business Days after the date of the Exercise Notice, on which Completion is to take place; and

4.1.4	contain a signature by an authorized officer of the Buyer.

4.2	Once given, an Exercise Notice may not be revoked without the written consent of the Seller.

4.3

All dividends and other distributions resolved or declared to be paid or made by the Company in respect of the Option Shares by reference to a record date which falls on or before Completion and after the date of exercise of the Option (as provided in Section 3.2) shall belong to and be payable to the Seller.

5	CONSIDERATION

The Consideration payable on exercise of the Option shall be US$1.00 which shall be satisfied in cash at Completion.

6	COMPLETION

6.1

Completion shall take place on the date specified in the Exercise Notice or such later date as the parties may agree in writing, provided that in no event shall Completion occur prior to (i) the satisfaction in full of the conditions specified in Section 3.1 hereof, and (ii) the satisfaction and performance of all of the conditions precedent set forth in Sections 6.1 through 6.6 (inclusive), whereupon the Escrow Agreement shall provide for release of the Option Shares to Buyer.

6.2

At Completion, the Buyer shall pay or procure the payment of the Consideration to the Seller by electronic funds transfer to such bank account of the Seller as the Seller shall notify to the Buyer in writing.

6.3	The Seller shall procure delivery to the Buyer at Completion of:

6.3.1	a share transfer form in respect of the Option Shares duly completed in favour of the Buyer (or such persons as the Buyer may direct); and

6.3.2	share certificate in respect of the Option Shares.

6.4	The Seller shall deliver to the Buyer at Completion:

6.4.1	The original Memorandum and Articles of Association of the Company;

6.4.2	The original minute books and statutory records of the Company;

6.4.3	Resignation letters for all directors and officers of the Company;

6.4.4	Originals or copies of the Company’s accounting records.

6.5

Following Completion, each of the parties shall use its reasonable endeavours at the expense of the Seller (other than in respect of stamp duty or stamp duty reserve tax) to ensure the registration of the Buyer (or as it directs) as the holder of the Option Shares.

6.6

As a condition precedent to Completion, the Parties shall enter into such written arrangements as may be reasonably satisfactory to Seller, to ensure that the Seller will still receive, at such times as may be satisfactory to Seller, a sum equal to all Management Fees and Marketing Fees (both as defined in the Management Agreement) arising from time to time prior to or after the date hereof under the Management Agreement that the Company would have received had the Option Shares not been sold to the Buyer. The satisfaction of the condition precedent set forth in this Section 6.6 shall be evidenced by a written statement, signed by Seller and Buyer, indicating that such written arrangements satisfactory to Seller have been executed and delivered by Buyer to Seller. If the Seller and Buyer are unable to agree upon such written arrangements within one year after delivery of the Exercise Notice by Buyer to Seller, then this Agreement shall terminate and be without further force or effect and the Option Shares shall be released by the Escrow Agent to the Seller.

6.7

As a condition precedent to Completion, Buyer shall pay to Seller all sums due and owing (including without limitation fees, expenses and pre-funding requirements) by Buyer or any of Buyer’s affiliates to Seller or any of Seller’s affiliates in respect of any agreement between such parties pertaining to the Vessel, including without limitation the Management Agreement and the Construction Management Agreement.

6.8	If within five years after the date hereof (provided that the Drilling Contract remains in force):

(i) an event of default arising from the act or omission of Valencia occurs under any agreement, including any loan or credit agreement, security agreement, ship mortgage, fleet mortgage or other agreement pertaining to the financing of the Vessel, and it remains uncured for 30 days;

(ii) a default or event of default arising from the act or omission of Valencia occurs under any agreement between the Builder and the Buyer (or any affiliate thereof) pertaining to the construction of the Vessel in relation to payment or which will delay the contractual delivery date of the Vessel, and it remains uncured for 30 days; or

(iii) demand is made for payment under the Performance Guarantee in respect of a breach solely caused by Valencia,

then (subject to any financing arrangements that are in place and any obligations that Buyer has thereunder or provisions that are contained therein that would prevent the operation of this clause) Buyer shall (A) convey to Seller the Option Shares, free and clear of all liens, claims and encumbrances, (B) Buyer shall take such other actions and deliver to Seller such other value as was conveyed by Seller to Buyer at Completion, so as to put Seller in the same economic position with respect hereto as Seller had immediately prior to Completion, as if this Agreement had never existed and the Completion had never occurred. Seller shall cause the Company prior to Completion, and Buyer shall cause the Company after completion, to maintain its stock transfer records so as to reflect the rights and provisions set forth in this Section 6.7, so that any transferee of the Option Shares shall be subject to the terms and provisions hereof until the fifth anniversary of the date hereof.

7	REORGANISATION

7.1

If any Reorganisation takes place after the date of this Agreement but prior to Completion, all shares, stock and other securities (if any) to which the Seller (or its nominees) become legally or beneficially entitled as a result of each such Reorganisation, and which derive (whether directly or indirectly) from the Option Shares, shall be deemed to be subject to the Option and shall be transferred to the Buyer (or as the Buyer may direct) in accordance with clause 6.3, provided that nothing in this clause 7 shall be construed as imposing any obligations on the Seller either to exercise or to refrain from exercising any rights or powers conferred on it by or deriving from the Option Shares.

7.2	References in this Agreement to the Option Shares and the Consideration shall be construed so as to give full effect to clause 7.1.

7.3

Concurrently with Completion, the Buyer shall change the name of the Company so that it no longer uses the word “Vantage” in its name. Seller may, if it so elects, cause the change of name of the Company immediately prior to Completion so as to delete the term “Vantage” from the name. Seller and Buyer shall cooperate as needed to effect the foregoing name change.

8	WARRANTIES

8.1	The Seller represents and warrants to the Buyer both at the date of this Agreement and at Completion that:

8.1.1	it has full corporate power and authority to grant the Option on the terms and conditions of this Agreement;

8.1.2	it is, and will remain during the Option Period, the legal and beneficial owner of the Option Shares, subject only to the Option; and

8.1.3

the Option Shares represent the entire issued share capital of the Company issued or agreed to be issued and there is no option or right outstanding in favour of any third party to subscribe for any share or loan capital of the Company.

9	BUYER’S PROTECTION

9.1	Unless and until the Option has terminated pursuant to this Agreement or Completion has occurred, the Seller shall not, without the prior written consent of the Buyer:

9.1.1	sell, transfer or otherwise dispose of, or mortgage, charge, pledge or otherwise encumber its legal or beneficial interest in any of the Option Shares (or any interest in any of them); or

9.1.2	exercise any votes attaching to the Option Shares in a manner that would materially and adversely affect Buyer’s rights hereunder.

9.2	The Seller shall procure that unless and until the Option has terminated pursuant to this Agreement or Completion has occurred:

9.2.1	no alteration is made to the Company’s articles of association that would materially and adversely affect Buyer’s rights hereunder, and no regulations that are inconsistent with them, are adopted;

9.2.2	the Company does not make any material change to its business except in connection with effecting Completion; and

9.2.3	the Company does not enter into any transaction that is not in the normal and proper course of conducting its business nor enter into any transaction which is not on arm’s length terms.

10	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1

The Seller undertakes to the Buyer, and the Buyer undertakes to the Seller, to keep confidential the existence of this Agreement and to use the information only for the purposes contemplated by this Agreement.

10.2	Either party may disclose any information that it is otherwise required to keep confidential under this clause 10:

10.2.1

to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this Agreement, or to facilitate the exercise of the Option, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

10.2.2	with the written consent of the other party; or

10.2.3	to the extent that the disclosure is required:

10.2.3.1	by law (including applicable securities law); or

10.2.3.2	by a regulatory body, court, arbitral proceeding, tax authority or securities exchange,

but shall consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

10.3

No announcement, circular or other publicity in connection with the subject matter of this Agreement (other than as permitted by this Agreement) shall be made prior to Completion by or on behalf of the Seller or the Buyer without the approval of the other (such approval not to be unreasonably withheld or delayed).

11	FURTHER ASSURANCE

At all times after the date of this Agreement the parties shall, at their own expense, execute all such documents and do all such acts and things as may reasonably be required for the purpose of giving full effect to this Agreement.

12	ASSIGNMENT

12.1	All rights under this Agreement are personal to the parties and may not be assigned by either party without the prior written consent of the other party.

13	WHOLE AGREEMENT

13.1

This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover. Each party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any representation of any person other than as expressly set out in this Agreement.

13.2	Nothing in this clause 13 operates to limit or exclude any liability for fraud.

14	VARIATION AND WAIVER

14.1	All variations of this Agreement shall be in writing and signed by or on behalf of each party.

14.2

Any waiver of any right under this Agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given, and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

14.3

Except as expressly stated, no failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

14.4	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

14.5	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

15	COSTS

Each party shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

16	NOTICE

16.1	A notice given under this Agreement:

16.1.1	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

16.1.2

shall be sent for the attention of the person, and to the address or fax number, given in this clause 16 (or such other address, fax number or person as the relevant party may notify in writing to the other party); and

16.1.3	shall be:

16.1.3.1	delivered personally; or

16.1.3.2	sent by fax; or

16.1.3.3	sent by internationally recognized commercial delivery service providing for delivery within three days after sending.

16.2	The addresses for service of notice are:

16.2.1	BUYER

Valencia Drilling Corporation

c/o TMT Co Ltd

12th floor

No. 167, Fu Hsin N. Rd

Taipei City,

Taiwan

R.O.C.

with a copy to:

Ince & Co

International House

1 St Katherine’s Way

London E1W 1AY

Fax: +44 20 7481 4968

Ref: WJM/8643

16.2.2	SELLER

Vantage Drilling Company

Box 309, Ugland House,

Grand Cayman,

KY1-1104,

Cayman Islands

Attention: Christopher Celano, General Counsel

Fax: (281) 404 4749

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Joshua P. Agrons

Fax: (713) 651-5246

16.3	A notice is deemed to have been received:

16.3.1	if delivered personally, at the time of delivery; or

16.3.2	in the case of fax, at the time of transmission; or

16.3.3	in the case of delivery by internationally recognized commercial delivery service, five days from the date sent; or

16.3.4

if deemed receipt under the previous paragraphs of this clause 16.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a Business Day), when business next starts in the place of receipt.

16.4

To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of delivery by commercial delivery service, that the envelope containing the notice was properly addressed and received by the commercial delivery service.

17	SEVERANCE

17.1

If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

17.2

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

18	THIRD PARTY RIGHTS

No term of this Agreement shall be enforceable by a third party (being any person other than the parties and their permitted successors and assignees).

19	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

20	LANGUAGE

If this Agreement is translated into any language other than English, the English language text shall prevail.

21	GOVERNING LAW AND JURISDICTION

21.1

This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

21.2

The Parties irrevocably agree that the courts of England in London have exclusive jurisdiction to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (including a dispute relating to non-contractual obligations arising in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, and the Parties accordingly irrevocably and unconditionally submit to the jurisdiction of such courts.

21.3

Each Party irrevocably consents to the service of process relating to any proceedings before the English courts in connection with this Agreement by mailing or delivering a copy of the process to its address for the time being applying under clause 16.

This Agreement has been entered into on the date first set forth above.

Signed by	By:	/s/ Hsin Chi Su
for and on behalf of	Print Name:	Hsin Chi Su
VALENCIA DRILLING CORPORATION	Title: Director

Signed by	By:	/s/ Paul A. Bragg
for and on behalf of	Print Name:	Paul A. Bragg
VANTAGE DRILLING COMPANY	Title:	Chairman & Cheif Executive Officer